Exhibit 99.2

CORPORATE PARTICIPANTS

Amy Conrad Regulus Therapeutics Inc. - Senior, IR and Corporate Communications

Kleanthis Xanthopoulos Regulus Therapeutics Inc - President, CEO & Director

Paul Grint Regulus Therapeutics Inc. - CMO

Neil Gibson Regulus Therapeutics Inc - Chief Scientific Officer

Dan Chevallard Regulus Therapeutics Inc - VP, Finance and Accounting

CONFERENCE CALL PARTICIPANTS

Eric Smith Cowen and Company - Analyst

Unidentified Participant Analyst

Bill Tanner FBR Capital Markets - Analyst

William Tanner Lazard Capital Markets - Analyst

Christopher James Brinson Patrick Securities - Analyst

Leanna Mistasos Wedbush Securities - Analyst

PRESENTATION

Operator

Good afternoon ladies and gentlemen and welcome to the Regulus Therapeutics’ second quarter 2014 conference call. My name is LaToya and I will be your coordinator for today. I would now like to turn the conference over to Amy Conrad, Senior Director, Investor Relations and Corporate Communications, please proceed.

Amy Conrad - Regulus Therapeutics Inc. - Senior, IR and Corporate Communications

Good afternoon and thank you for joining us. On behalf of Regulus Therapeutics, I would like to welcome everyone to our conference call for the quarter ended June 30, 2014.

I hope you’ve all had a chance to review today’s press release. If you have not and you need a copy, you can visit our website at www.regulusrx.com.

Before we begin, I would like to remind you that this call will contain forward-looking statements concerning Regulus’ future expectations, plans, prospects, corporate strategy and performance, which constitute forward-looking statements for the purposes of the Safe Harbor Provisions under the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors including those discussed in our filings with the SEC.

In addition, any forward-looking statement represents our views only as of the date of this webcast and should not be relied upon as representing our views as of any subsequent date. We specifically disclaim the obligation to update such statements.

Dan Chevallard - Regulus Therapeutics Inc - VP, Finance and Accounting

During the second quarter of 2014, we continue to maintain a strong financial position and ended the quarter with $103.5 million in cash, cash equivalents, and short-term investments.

We recognized revenue of approximately $700,000 in the second quarter of 2014 compared to revenue of $4.8 million for the same period in 2013. Revenue during these periods consisted primarily of amortization of upfront payments received from our strategic alliances and collaborations, which we recognized over our estimated period of performance.

As Kleanthis mentioned earlier on the call, we will received $2 million as of upfront payment from Biogen Idec associated with our new collaboration agreement. This upfront payment will have been received after the close of the second quarter 2014 and no revenue recognition associated with the payment was included in the second quarter financials reported today.

Total operating expenses were $13.8 million in the second quarter of 2014, compared to $9.4 million for the same period 2013. More specifically, our research and development expenses were $10.8 million in the second quarter of 2014 compared to $7.7 million for the same period in 2013. This increase was primarily driven by costs associated with our Clinical Map Initiative, including our phase 1 clinical study of RG-101, IND enabling costs for RG-012 and continued advancement of other therapeutic programs. We expect our research and development expenses to continue to increase as we initiate additional clinical studies in IND enabling or other regulatory filing activities in the future.

Our general and administrative expenses were $3 million in the second quarter of 2014 compared to $1.7 million for the same period in 2013. This change was primarily driven by an increase in salaries and related employee costs and other operating expenses associated with general business activities.

Our net loss for the second quarter of 2014 was $12 million compared to a net loss of $7.3 million for the same period in 2013. Our resulting basic and diluted net loss per share was $0.28 and $0.29, respectively, for the second quarter of 2014 compared to $0.20 for the same period in 2013. As previously guided, we expect to finish 2014 with at least $75 million in cash, cash equivalents, and short-term investments.

Operator

Ladies and gentlemen, that concludes today’s conference call. Thank you for your participation. You may now disconnect. Goodbye.